UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT
(DATE OF EARLIEST EVENT REPORTED): May 8, 2007

Commission File Number	Registrant; State of Incorporation; Address; and Telephone Number	IRS Employer Identification Number

1-13739	UNISOURCE ENERGY CORPORATION	86-0786732
(An Arizona Corporation) One South Church Avenue, Suite 100 Tucson, AZ 85701 (520) 571-4000

1-5924	TUCSON ELECTRIC POWER COMPANY	86-0062700
(An Arizona Corporation) One South Church Avenue, Suite 100 Tucson, AZ 85701 (520) 571-4000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 - Other Events.

ACC Order to Review the Settlement Agreement

As previously reported, beginning in 2005, Tucson Electric Power Company (TEP) filed a series of pleadings requesting the Arizona Corporation Commission (ACC) to resolve the uncertainty surrounding the methodology that will be applied to determine TEP’s rates for generation service after 2008.

On May 8, 2007, the ACC considered a Recommended Opinion and Order (ROO) issued in April 2007 by an ACC Administrative Law Judge (ALJ). The ACC made modifications to the ALJ’s ROO and approved an Order which provides:
•	TEP shall file rate proposals on or before July 2, 2007;
•
TEP’s current Standard Offer rates shall remain at their current level, including continued collection of the Fixed Competition Transition Charge (Fixed CTC) ($0.009 per kWh), until the effective date of a final order in the rate proposal docket;

•
the incremental revenue collected as a result of retaining the Fixed CTC after it would otherwise terminate (approximately May 2008), shall accrue interest and shall be subject to refund or credit or other such mechanism to protect customers, as determined in the rate proposal docket;

•	TEP shall file a Demand Side Management (DSM) portfolio and a Renewable Energy Action plan by July 2, 2007; and
•
all existing rights and claims of TEP, ACC Staff and other intervenors arising out of TEP’s 1999 Settlement Agreement that provided for electric retail competition and transition asset recovery (Settlement Agreement) and the decision approving the Settlement Agreement are fully preserved.

In the course of this proceeding, TEP indicated it would file rate case materials that included the following proposals for TEP’s generation service rates after 2008:

•	Market-based generation service rates;
•	Cost-of-service rates including a regulatory asset and a purchased power and fuel cost mechanism;
•	A hybrid case with some generation assets under cost-of-service, including a regulatory asset and a purchased power and fuel cost mechanism; and
•	Programs for implementing DSM, time of use tariffs and renewable energy programs.

TEP cannot predict the outcome of the upcoming ACC proceedings.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, each registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: May 9, 2007	UNISOURCE ENERGY CORPORATION —————————————————— (Registrant) / s / Kevin P. Larson
—————————————————— Senior Vice President and Principal Financial Officer

Date: May 9, 2007	TUCSON ELECTRIC POWER COMPANY —————————————————— (Registrant) / s / Kevin P. Larson
—————————————————— Senior Vice President and Principal Financial Officer